EXHIBIT 22.2

                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (hereinafter the "Agreement") is made and entered into as of _____ May, 2003, by and among Klinair Environmental Technologies Limited, a Cayman Islands corporation (hereinafter "KETLF"), GSI Securitization Inc, a New Jersey corporation ("GSI") and the stockholders of GSI identified in Exhibit A hereto (collectively, the "Stockholders"). The Stockholders are all the stockholders of GSI.

AGREEMENT

     In consideration of the terms hereof, the parties hereto agree as follows:

ARTICLE I - PURCHASE AND SALE OF STOCK

1.1 Transfer of Stock

     Subject to the terms and conditions hereof, on the Closing Date (as defined below), the Stockholders shall sell, convey, transfer, assign and deliver to KETLF, and KETLF shall purchase from the Stockholders, all of the issued and outstanding common shares of GSI (the "GSI Stock").

1.2 The Closing

     The closing of this Agreement (the "Closing") shall occur on May ___, 2003 (the "Closing Date") at 10:00 a.m. local time at the offices of Corporate Services Group, LLC., or such other time or location as the parties hereto shall agree.

1.3 Deliveries at the Closing

     On the Closing Date in order to effectuate the transfer of the Stock:

     (a) The Stockholders shall deliver to KETLF certificates representing all of the GSI Stock, free and clear of any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encumbrance, restriction on sale or transfer, preemptive right or option or any other right of any third party of any nature whatsoever ("Encumbrance"), duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank.

     (b) KETLF shall deliver the consideration of the Purchase Price as set forth in Section 1.4 below.

     (c) GSI, the Stockholders and KETLF shall each deliver all documents, certificates, agreements and instruments required to be delivered pursuant to Articles IV and V; and

     (d) All instruments and documents executed and delivered to any party pursuant hereto shall be in a form and substance, and shall be executed in a manner, reasonably satisfactory to the receiving party.

1.4 Purchase Price

     Subject to the terms and conditions of this Agreement, the total purchase price for the GSI Stock (the "Purchase Price") shall be 54,000,000 shares of KETLF common stock, $.001 par value (the "KETLF Stock"), and 9,000,000 preferred non-convertible voting shares to be issued to Gunther Slaton to retain his services as President and CEO of KETLF for a minimum period of 5 years.

1.5 No Fractional Securities

     No certificates or scrip representing fractional KETLF Stock shall be issued pursuant to this Article I and no KETLF dividend, stock split or interest shall relate to any fractional security, and such fractional interests shall be rounded upwards to the next whole number of shares.

1.6 Assistance in Consummation of the Purchase and Sale of Stock

     The Stockholders, KETLF and GSI shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the purchase and sale of the Stock and the other transactions contemplated herein as soon as possible in accordance with the terms and conditions of this Agreement.

     The Corporate Members of KETLF agree to hold an Extraordinary General Shareholder Meeting, "EGM", as soon as practical.

ARTICLE II - REPRESENTATIONS AND WARRANTIES
             OF GSI AND THE STOCKHOLDERS

    GSI and the Stockholders jointly and severally represent and warrant to KETLF, as of the date of this Agreement and as of the Closing, all as follows in this Article II:

2.1 Good Title

     Each of the Stockholders is the sole and registered owner of that number of shares of the Stock set forth opposite such Stockholder's name on Exhibit A with good title thereto, free and clear of any Encumbrance.

2.2 Organization, Good Standing

     GSI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey, and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

2.3 Authorization

     GSI has the full corporate power and authority and the Stockholders have full power, right and authority to enter into this Agreement and each of the documents to which it or he is a party (collectively, the "Operative Documents"), and to carry out the transactions contemplated hereby and thereby. This Agreement has been, and each Operative Document to which GSI or the Stockholders are a party will be, on the Closing Date, duty executed and delivered by each of GSI and the Stockholders, as applicable, and this Agreement is, and each Operative Document to which GSI or the Stockholders are a party will be, on the Closing Date, a legal, valid and binding obligation of each of GSI and the Stockholders, as applicable, enforceable against each of them in accordance with the respective terms of this Agreement and each such Operative Document.

2.4 Authorized Capitalization

     GSI's authorized capital stock consists solely of 20,000,000 common shares of which 4,790,800 shares are issued and outstanding on the date of this Agreement and entirely held by the Stockholders. All issued and outstanding shares of GSI Stock are duly authorized, validly issued, fully paid and non-assessable. There are no outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or other agreements of any character which obligate or may obligate GSI to issue any additional shares of any of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of any such capital stock. There are no voting trusts or other agreements or understandings with respect to the capital stock of GSI to which GSI or the Stockholders are a party or by which GSI or the Stockholders are bound.

2.5 Subsidiaries and Affiliates

     GSI has no Subsidiaries. As used in this Agreement, "Subsidiary," when used in reference to any Person (as defined in Section 2.6 of this Agreement), shall mean any corporation of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors of such corporation are owned directly or indirectly by such Person. GSI does not own, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

2.6 No Approvals or Notices Required; No Conflicts With Instruments

     The execution, delivery and performance of this Agreement and the Operative Documents by GSI and the Stockholders and the consummation of the transactions contemplated hereby and thereby by GSI and the Stockholders will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to GSI or the Stockholders, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person, corporation, partnership, joint venture, association, organization, other entity or governmental or regulatory authority (a "Person") except for compliance with applicable securities laws (the consent of all such Persons to be duly obtained by GSI and the Stockholders at or prior to the Closing), (c) result in a material default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which GSI or the Stockholders is a party or by which either of them is bound or to which any of their assets are subject, (d) result in the creation of any lien or encumbrance upon the assets of GSI or upon the GSI Stock, (e) conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or By-Laws of GSI, or (f) invalidate or adversely affect any permit, license, authorization or status used in the conduct of the business of GSI.

2.7 No Distribution.

     Each of the Shareholders is acquiring the KETLF common stock at the Closing, subject to the terms hereof and related contemporaneous agreements, for investment for his or its own account and not with a view to, or for resale in connection with, any distribution thereof, and that such Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same; provided, however, that the disposition of the Shareholder's property shall at all times remain in the Shareholder's control. By executing this Agreement, each Shareholder further represents and warrants that such Shareholder does not have any contractual obligations, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the KETLF shares.

2.8 Access to Information.

     GSI and each Shareholder has had an opportunity to discuss the terms and conditions of the purchase of the KETLF shares and KETLF's, business, management and financial affairs with KETLF and its management and has received (or had made available to it) any financial and business documents requested by him or it.

2.9 Other Material Information.

     Neither this Agreement, nor any agreement, certificate, statement or document furnished in writing by or on behalf of GSI or the Shareholders to KETLF in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

2.10 Fraudulent Transfer.

     The execution of this Agreement by GSI and the Shareholders and the consummation of the transactions contemplated hereunder by GSI and the GSI Shareholders will not constitute a fraudulent conveyance under any applicable statute or common law.

2.11 Legend.

     Each certificate representing the shares of KETLF issued to the Shareholders shall bear a legend in substantially the following form:

     "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state, and may not be sold, or otherwise transferred, in the absence of such registration or unless the Corporation has been furnished with an opinion of counsel satisfactory to the Corporation that such registration is not required."

2.12 Financial Statements.

     KETLF has been furnished with complete and correct copies of the following financial statements of GSI (the "GSI Financial Statements"): (a) the unaudited consolidated balance sheet of GSI as of December 31, 2002 and the respective related consolidated statements of income, retained earnings and cash flows for the twelve-month period then ended, and (b) the unaudited consolidated balance sheet of GSI as of December 31, 2002 (the "Balance Sheet Date") together with the related consolidated statements of operations, cash flows and stockholders' equity for the 12 month period then ended. The Financial Statements have been prepared in accordance with GAAP consistently applied, except that the financial statements do not contain the notes or normal year-end adjustments required by generally accepted accounting principles, and fairly present the financial condition of GSI and its Subsidiaries at the date thereof and the results of its operations for the period covered thereby. All the books, records and accounts of GSI and its Subsidiaries are accurate and complete, are in accordance with good business practice and all laws, regulations and rules applicable to GSI and its Subsidiaries and the conduct of their business and accurately present and reflect all of the transactions described therein.

2.13 Outstanding Debt: Absence of Liabilities.

     Neither GSI nor any of its Subsidiaries (i) has any outstanding indebtedness for borrowed money except as reflected in the GSI Financial Statements or GSI Financial Schedule and (ii) except as reflected, is a guarantor or otherwise contingently liable on such indebtedness of any other Person. Except as set forth in GSI Financial Schedule, neither GIS nor any of its Subsidiaries has any material liabilities or obligations, contingent or otherwise, which are not reflected or provided for in the GSI Financial Statements.

2.14 Changes in Condition.

     Since the Balance Sheet Date, there have occurred no event or events that, individually or in the aggregate, have caused or will cause a material adverse effect on GSI's or any of its Subsidiaries' operations. Since the Balance Sheet Date, neither GSI nor any of its Subsidiaries has (a) declared any dividend or other distribution on any shares of its capital stock, (b) made any payment (other than compensation to its directors, officers and employees at rates in effect prior to the Balance Sheet Date or for bonuses accrued in accordance with normal practice prior to the Balance Sheet Date) to any of its affiliates, (c) increased the compensation, including bonuses, payable or to be payable to any of its directors, officers, employees or affiliates, or (d) entered into any contractual obligation, or entered into or performed any other transaction, not in the ordinary and usual course of business and consistent with past practice, other than as specifically contemplated by this Agreement.

2.15 Contractual Obligations.

     The Contractual Obligations Schedule contains, together with a reference to the paragraph pursuant to which each item is being disclosed, a correct and complete list of all contractual obligations of a material nature of GSI and its Subsidiaries of the types described below:

     a. All collective bargaining agreements, all employment, bonus or consulting agreements, all pension, profit sharing, deferred compensation, stock option, stock purchase, retirement, welfare or incentive plans or agreements, and all plans, agreements or practices that constitute "fringe benefits" to any of the employees of the GSI or its Subsidiaries.

     b. All Contractual Obligations under which GSI or any Subsidiary is restricted from carrying on any business, venture or other activities anywhere in the world.

     c. All Contractual Obligations to sell or lease (as lessor) any of the properties or assets of GSI or any Subsidiary, except in the ordinary course of business, or to purchase or lease (as lessee) any real property.

     d. All Contractual Obligations pursuant to which GSI or any Subsidiary guarantees any liability of any Person, or pursuant to which any Person guarantees any liability of GSI or any Subsidiary.

     e. All Contractual Obligations pursuant to which GSI or any Subsidiary provides goods or services involving payments to GSI or any Subsidiary of more than $1,000 annually, which Contractual Obligation is not terminable by GSI or any Subsidiary without penalty upon notice of thirty (30) days or less.

     f. All Contractual Obligations with any affiliate of GSI or any Subsidiary.

     g. Except for this Agreement, all Contractual Obligations providing for the disposition of the business, assets or shares of GSI or any Subsidiary or the merger or consolidation or sale or purchase of all or substantially all of the assets or business of any Person, and any letters of intent relating to the foregoing.

     h. All Contractual Obligations of GSI or any Subsidiary relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien on, any asset of GSI or any Subsidiary (except liens imposed by operation of law in favor of landlords, suppliers, mechanics or others who provide services to GSI or any Subsidiary).

        All of the contractual obligations of GSI and its Subsidiaries are enforceable against GSI and its Subsidiaries, as the case may be, and, to GSI's and the Shareholders' knowledge, the other parties thereto in accordance with their terms, except that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws, from time to time in effect, which affect enforcement of creditors' rights generally. Neither GSI nor any of its Subsidiaries is in default under nor, to GSI or the Shareholders' knowledge, are there any liabilities arising from any breach or default by any Person prior to the date of this Agreement of, any provision of any such contractual obligation. Upon request by counsel for KETLF, the GSI and the Shareholders will, prior to Closing, furnish to counsel for KETLF true and correct copies of all contractual obligations listed in GSI Contractual Obligations Schedule.

2.16 Insurance.

     To GSI's and the Shareholders' knowledge GSI's insurance policies are in full force and effect, written by reputable insurers licensed to write insurance in the states in which GSI and its Subsidiaries conduct business, which insurance contracts provide for coverages which are usual and customary in its business as to amount and scope. The Insurance Schedule contains a correct and complete list and description of all insurance policies owned by GSI or any of its Subsidiaries, correct and complete copies of which have previously been made available to KETLF. Neither GSI nor any of its Subsidiaries is in default under any of its insurance policies, nor has GSI or any of its Subsidiaries received any notice of cancellation or intent to cancel or increase premiums with respect to present insurance policies. The Insurance Schedule also contains a list of all pending claims with any insurance company and any instances of a denial of coverage of GSI or any of its Subsidiaries by any insurance company.

2.17 Transactions with Affiliates.

     Other than as set forth in the Affiliates Schedule, no affiliate of GSI or any Subsidiary is a customer or supplier of, or is party to any contractual obligation with, GSI or any Subsidiary.

2.18 Conformity With Legal Requirements.

     The operations of GSI and its Subsidiaries as now conducted are not in violation of, nor is GSI or any Subsidiary in default under, any legal requirements presently in effect or GSI's or any Subsidiary's Charter or Bylaws. GSI and its Subsidiaries have all franchises, licenses, permits or other authority presently necessary for the conduct of their businesses as now conducted.

2.19 Benefit Plans.

     GSI currently has no Employee Benefit Plans.

2.20 Employees.

     None of the employees of GSI or any Subsidiary is presently represented by a labor union, and no petition has been filed or proceedings instituted by any employee or group of employees with any labor relations board seeking recognition of a bargaining representative. To GSI's and the Shareholders' knowledge, no employee of GSI or any Subsidiary is in violation of any term of any contractual obligation with a former employer relating to the right of any such employee to be employed by the GSI or such Subsidiary because of the nature of GSI's or such Subsidiary's business or the use of any trade secrets or proprietary information.

2.21 Taxes.

     GSI and each of its Subsidiaries has filed all federal, state and local tax and information returns which are required to be filed by it and such returns are true and correct. GSI and each of its Subsidiaries have paid all taxes, interest and penalties, if any, reflected in such tax returns or otherwise due and payable by it. GSI has no knowledge of any material additional assessments or any basis therefor. The charges, accruals and reserves on the balance sheet of GSI as of the Balance Sheet Date in respect of taxes or other governmental charges are adequate in amount for the payment of all liabilities for such taxes or other governmental charges. GSI and its Subsidiaries have withheld or collected from each payment made to its employees the amount of all taxes required to be withheld or collected therefrom and has paid over such amounts to the appropriate taxing authorities. Any deficiencies proposed as a result of any governmental audits of such tax returns have been paid or settled or are being contested in good faith, and there are no present disputes as to taxes payable by GSI or any of its Subsidiaries.

2.22 Litigation.

     Except as set forth in the Litigation Schedule, no litigation or proceeding before, or investigation by, any foreign, federal, state or municipal board or other governmental or administrative agency or any arbitrator is pending or, to GSI's or the Shareholders' knowledge, threatened (nor to the GSI's or the Shareholders' knowledge, does any basis exist therefor) against GSI or any of its Subsidiaries or, to the GSI's or the Shareholders' knowledge, any officer of GSI or any Subsidiary, which individually or in the aggregate could result in any material liability or which may otherwise result in a material adverse effect, or which seeks rescission of, seeks to enjoin the consummation of, or which questions the validity of, this Agreement or any other related agreement or any of the transactions contemplated hereby or thereby.

2.23 Minute Books.

     The minute books of the GSI, which shall have been provided to counsel for KETLF prior to the Closing if requested, contain a complete record of actions taken at all meetings of directors and stockholders for the last three fiscal years and reflect all such actions accurately in all material respects.

2.24 Trade Secrets

     GSI has taken all steps that are reasonably required to protect GSI's rights in confidential information and trade secrets of GSI or GSI's business or provided by any third party to GSI.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF KETLF

     Except as is otherwise described in the applicable Schedules, KETLF represents and warrants as of the date of this Agreement and as of the Closing, all as follows in this Article III:

3.1 Organization, Good Standing

     KETLF is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands, respectively, and has all requisite corporate power and authority to own, operate and lease its assets and to carry on its businesses as now conducted.

3.2 Authority

     KETLF has full corporate power and authority to execute, deliver and perform this Agreement and the Operative Documents subject to the provisions of
Section 3.8 to which it is a party and to carry out the transactions contemplated hereby and thereby. This Agreement has been, and each Operative Document to which KETLF is a party will be, on the Closing Date, duly executed and delivered by KETLF, and this Agreement is, and each Operative Document to which KETLF is a party will be, on the Closing Date, a legal, valid and binding obligation KETLF, enforceable against KETLF in accordance with its terms.

3.3 No Approvals or Notices Required; No Conflicts With Instruments

     Unless subject to the provisions of Section 3.8, the execution, delivery and performance of this Agreement and the Operative Documents by KETLF, the issuance of the KETLF Stock to the Stockholders and the consummation of the transactions contemplated hereby and by the Operative Documents will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to KETLF, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person, except for compliance with the applicable securities law, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which KETLF is a party or by which it is bound or to which any of its assets are subject, (d) result in the creation of any material lien or encumbrance upon the assets of KETLF, the KETLF Stock or the funds being delivered in connection herewith, (e) conflict with or result in a breach of or constitute a default under any provision of the charter documents of KETLF, or
(f) invalidate or adversely affect any permit, license, authorization or status used in the conduct of the business of KETLF.

3.4 Authorized Shares

     All of the shares of KETLF Stock issuable in exchange for the GSI Stock in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and non-assessable upon closing in accordance with Section 3.8.

3.5 Claims and Proceedings

     There are no claims, actions, suits, arbitrations, proceedings or investigations involving, pending or, to the knowledge of KETLF, threatened against KETLF before or by any court or governmental or non-governmental department, commission, board, bureau, agency or instrumentality, or any other Person, which could question the validity of this Agreement or which could enjoin, restrain, condition or prohibit any action taken or to be taken by KETLF pursuant to this Agreement or in connection with the transactions contemplated hereby (including, without limitation the purchase of the GSI Stock or the issuance of the KETLF Stock to the Stockholders), and, to the knowledge of KETLF, there is no valid basis for any such claim, action, suit, arbitration, proceeding or investigation. There are no outstanding or unsatisfied judgments, orders, decrees, or stipulations by which KETLF is bound which involve or affect the transactions contemplated hereby.

3.6 Financial Statements

     KETLF has delivered to GSI a true and complete copy of its Form 20F for the year ended December 31, 2001 and an unaudited balance sheet and income statement for the fiscal year ending December 31, 2002. The KETLF financial statements for the year ended December 31, 2001 fairly present the financial condition of KETLF as of the dates thereof and the results of its operations for the periods then ended. There are no liabilities or obligations either fixed or contingent not reflected therein. The KETLF Financial Statements for the year ended December 31, 2001 are audited and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial position of KETLF as of the dates thereof and the results of its operations and changes in financial position for the periods then ended.

     The unaudited balance sheet and income statement for the year ended December 31, 2002 are subject to audit adjustments and represent managements best estimate of a fair presentation. Current management will certify the said statements as fairly representing the position of KETLF at December 31, 2002, subject only to audit adjustments, and will further certify that the only outstanding liabilities are those attached hereto and delivered herewith.

3.7 Taxes

     KETLF has filed all federal, state, county and local income, excise, property and other tax, governmental and/or related returns, forms, or reports, which are due or required to be filed by it prior to the date hereof, except where the failure to do so would have no material adverse impact on KETLF, and has paid or made adequate provision in the KETLF Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns or pursuant to any assessments received. KETLF is not delinquent or obligated for any tax, penalty, interest, delinquency or charge.

     Each such tax return or report has been duly filed on a timely basis and all such returns and reports are correct and complete in all material respects and fully discloses and does not understate the income, taxes, expenses, deductions and credits for the period to which it relates. Up to and including the Closing Date, no claim has been made against KETLF by any authority in a jurisdiction in which it does not file a return that it is or may be subject to any taxes in that jurisdiction. KETLF has not received notice of any actions, suits, proceedings, investigations or claims pending or threatened against KETLF in respect of any taxes nor are any matters relating to any taxes under discussion with any governmental authority.

     KETLF has withheld from each payment made to any of its past or present employees, officers and directors or to any other person in respect of whom withholding therefrom is required, the amount of all taxes and other deductions required to be withheld therefrom and has paid the same to the proper tax authorities or other receiving officers in all material respects within the time required under any applicable legislation. KETLF has collected all taxes it is required to collect and has remitted all such taxes it is required to remit to the proper tax authority when required to do so.

3.8 Capital Structure and Annual General Meeting

     The authorized capital stock of KETLF consists of 50,000,000 shares of common stock, $.001 par value and 10,000,000 shares of preferred stock, $.001 par value. KETLF currently warrants that (i) no shares of preferred stock are issued and outstanding; and (ii) no shares of KETLF Stock are held by KETLF in its treasury. All outstanding shares of capital stock of KETLF are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. There are no issued, reserved for issuance or outstanding securities of KETLF or any KETLF subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of KETLF, or any warrants, calls, options or other rights to acquire common stock from KETLF or any KETLF subsidiary except for a convertible debenture described in Exhibit B ,and options held by four persons to purchase a total of 340,000 shares which will be cancelled before closing.

    The directors of KETLF will propose to its Members in an Extraordinary General Shareholder Meeting for a majority of share approval that (i) the authorized capital shall be increased to 100,000,000 shares of common stock;
(ii) approximately 6,500,000 shares of KETLF Stock will be issued and outstanding after a share consolidation of 1 share for 2 shares before the acquisition of GSI; (iii) KETLF shall issue 54,000,000 restricted common shares in exchange for all of the outstanding common and preferred shares of GSI (iv) a new slate of directors will be proposed for approval; (v) the name of the Company will be changed to GSI; (vi) approval of auditor for December 31, 2002;
(vii) the authorization of an employees' and consultants' benefit package, with issuance of shares as agreed to by a majority of the Board of Directors; (viii) the issuance of 9,000,000 preferred voting non-convertible shares to Gunther Slaton, President of GSI, insuring his continuation as President of GSI for at least 5 years.

3.9 OTCBB Listing; SEC Reporting

     KETLF common stock is currently approved for quotation on the OTC Bulletin Board under the symbol "KETLF" there are no stop orders in effect or contemplated with respect thereto and no facts exist which may give rise thereto. KETLF has filed all reports required to be filed by KETLF pursuant to the Securities Exchange Act of 1934, as amended. KETLF has provided GSI with copies of, or has made available to GSI, all correspondence between KETLF and NASDAQ and KETLF and NASD. KETLF has not been informed, and has no reason to believe, that its common stock will be delisted or suspended by the NASD. KETLF has fully complied will all applicable securities laws and regulations and is not in default of any of its obligations thereunder.

3.10 Litigation

     Except as set forth in Section 7.1 below, KETLF is not a party to or the subject of any pending litigation, claims, decrees, orders, stipulations or governmental investigation or proceeding not reflected in the KETLF Financial Statements or otherwise disclosed herein, and there are no lawsuits, claims, assessments, investigations, or similar matters, against or affecting KETLF, its management or its properties. KETLF has complied in all material respects with all laws, statutes, ordinances, regulations, rules, decrees or orders applicable to it.

3.11 Absence or Certain Changes or Events

     Since December 31, 2002, there have not been any material adverse changes in the financial condition of KETLF.

3.12 Books and Records

     The corporate financial records, minute books, and other documents and records of KETLF have been made available to GSI prior to the Closing, shall be delivered to new management of KETLF at Closing and are correct and accurate in all material respects and reflect all decisions made by the Board of Directors and the shareholders of KETLF.

3.13 No Violations; No Material Business or Assets

     KETLF has not breached, nor is there any pending, or to the knowledge of management, any threatened claim that KETLF has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or by which it or its assets are bound. The execution and performance hereof will not violate any provisions of applicable law or any agreement to which KETLF is subject. KETLF has no business operations or material assets and it is not a party to any material contract or commitment other than appointment documents with its transfer agent, and it has disclosed to GSI all relationships or dealings with related parties or affiliates.

3.14 Subscriptions

     KETLF does not have any agreements of any nature to acquire, directly or indirectly, any shares of capital stock, or other equity or ownership interest in, any person, firm or corporation, or its assets.

3.15 Consents and Approvals

     Except for compliance with the applicable securities laws, there is no requirement to make any filing, give any notice to or obtain any license, permit, certificate, regulation, authorization, consent or approval of, any governmental or regulatory authorities as a condition to the lawful consummation of the transactions contemplated by this Agreement except for the filings, notifications, consents and approvals described in this Agreement.

3.16 Environmental Issues

     KETLF is in compliance in all material respects with applicable Federal, state and local laws, statutes, regulations, orders, directives and decisions rendered by any legislature, department, administrative or regulatory agency ("Environmental Laws") relating to the protection of the environment, occupational health and safety or the use, storage, disposal, transport, handling, remediation or corrective action of any pollutants, contaminants, chemicals, deleterious substances or industrial, toxic or hazardous wastes or substances ("Hazardous Substances").

     KETLF has not used or permitted to be used, except in compliance in all material respects with all Environmental Laws, its office space, to store, deposit, dispose or of handle any Hazardous Substances.

     KETLF has obtained all permits, licenses and other authorizations which are required in connection with the conduct of its business under all applicable Environmental Laws.

     KETLF has never received any notice of any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of demand letters, requests for information, notices of violation, investigations or proceedings pending or threatened against KETLF in connection with the conduct of its business relating in any way to any Environmental Laws.

3.17 Disclosure

     All disclosure information provided by KETLF which was delivered to GSI by GSI for use in connection with the transaction described herein is true, complete and accurate in all material respects.

ARTICLE IV
CONDITIONS PRECEDENT

     4.1 Conditions Precedent to the Obligations of GSI.

     All obligations of GSI under this Agreement are subject to the fulfillment, prior to or as of the Closing and/or the Closing Date, as indicated below, of each of the following conditions:

     (a) The representations and warranties by or on behalf of KETLF contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time.

     (b) KETLF shall have performed and complied with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by it prior to or at the Closing.

     (c) On or before the Closing Date, KETLF shall have delivered to GSI certified copies of resolutions of the board of directors of KETLF approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable KETLF to comply with the terms of this Agreement including the election of GSI's nominees to the Board of Directors of KETLF and all matters outlined herein.

     (d) As of the Closing, the existing officers and directors of KETLF shall have resigned in writing from all positions as directors and officers of KETLF effective upon the election and appointment of the GSI nominees.

     (e) At the Closing, all instruments and documents delivered to GSI and GSI Stockholders pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for GSI and GSI will advance KETLF $100,000 at closing for payables and working capital. The cash advance will be increased by any amount paid as finders fees.

     (f) The shares of restricted KETLF Stock to be issued to the GSI Stockholders will be duly authorized, validly issued, nonassessable and fully-paid under Cayman Island corporation law and will be issued in compliance with all federal, state and applicable corporation and securities laws.

     (g) All shares of KETLF preferred stock which may be outstanding before closing will be retired and/or converted into KETLF common stock prior to the Closing.

4.2 Conditions Precedent to the Obligations of KETLF.

     All obligations of KETLF under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

     (a) The representations and warranties by GSI and the GSI Stockholders contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time.

     (b) GSI shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with prior to or at the Closing.

4.3 Nature and Survival of Representations.

     All representations, warranties and covenants made by any party in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby for one year from the Closing. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and not upon any investigation upon which it might have made or any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

     After the Closing, GSI will become a wholly owned subsidiary of KETLF.

ARTICLE V
DOCUMENTS DELIVERED AT CLOSING

     5.1 Documents at Closing.

     At the Closing, which shall be subsequent to all conditions in Section 3.8 being approved by a majority of the voting shares of its Members, the following documents shall be delivered:

     (a) GSI will deliver, or will cause to be delivered, to KETLF the following:

          (i) a certificate executed by the President and Secretary of GSI to the effect that all representations and warranties made by GSI under this Agreement are true and correct as of the Closing, the same as though originally given to KETLF on said date;

          (ii) a certificate from the jurisdiction of incorporation of GSI dated at or about the Closing to the effect that GSI is in good standing under the laws of said jurisdiction;

          (iii) such other instruments, documents and certificates, stock certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

          (iv) certified copies of resolutions adopted by the directors of GSI authorizing this transaction; and

          (v) all other items, the delivery of which is a condition precedent to the obligations of GSI as set forth herein.

     (b) KETLF will deliver or cause to be delivered to GSI:

          (i) stock certificates representing the KETLF Shares to be issued as the Purchase Price;

          (ii) a representation letter of the President of KETLF, to the effect that all representations and warranties of KETLF made under this Agreement are true and correct as of the Closing, the same as though originally given to GSI on said date;

          (iii) certified copies of resolutions adopted by KETLF's board of directors authorizing the transaction contemplated hereunder and all related matters described herein;

          (iv) certificate from the jurisdiction of incorporation of KETLF dated at or about the Closing Date that KETLF is in good standing under the laws of said jurisdiction;

          (v) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

          (vi) resignation of the existing officers and directors of KETLF and appointment of new officers and directors as directed by GSI;

          (vii) all corporate and financial records of KETLF; and

          (viii) Representation letter from all board members of KETLF that as at closing the company assets are comprised of patents as disclosed in its 20F filing of December 31, 2002 and liabilities or contingent liabilities as described in Exhibit B.

ARTICLE VI
INDEMNIFICATION

6.1 Indemnification.

     For a period of one year from the Closing, KETLF agrees to indemnify and hold harmless GSI and the GSI Shareholders, and GSI and the GSI Shareholders agree to indemnify and hold harmless KETLF, at all times after the date of this Agreement against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorney's fees incident to any of the foregoing, resulting from any material misrepresentations made by an indemnifying party to an indemnified party, an indemnifying party's breach of covenant or warranty or an indemnifying party's non-fulfillment of any agreement hereunder, or from any material misrepresentation in or omission from any certificate furnished or to be furnished hereunder.

ARTICLE VII
COVENANTS

7.1 Existing Litigation;

     There is no litigation or anticipated litigation as against KETLF.

7.2 Boards, Committees and Officers.

     Prior to the Closing, KETLF shall adopt resolutions in form and substance reasonably acceptable to GSI, establishing, among other things, that the Board of Directors and Officers of KETLF and GSI, from and after the Effective Time shall be comprised solely of the nominees of GSI.

7.3 Expense Reimbursement

     At the Closing, GSI shall pay to Peter Markus, the sum of $7,500 as reimbursement of expenses incurred in connection with KETLF and shall issue to (or arrange for transfer to) Peter Markus, 50,000 of its restricted shares of KETLF, said shares to carry piggy-back rights respecting the registration of any shares by KETLF.

7.4 Changes to Exhibit "A".

     Prior to the Closing, GSI shall have the right to make adjustments to Exhibit "A" hereto reflecting any changes in ownership in GSI prior to the Closing and/or any shares of KETLF to be issued at Closing to advisors and consultants to GSI and/or KETLF; provided that, however, the total number of shares of KETLF issued at Closing shall not exceed the number of shares set forth in Section 1.4 above.

ARTICLE VIII
MISCELLANEOUS

8.1 Miscellaneous.

     (a) Public Announcement. Until the Closing, KETLF shall not make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of GSI except as required by law.

     (b) Further Assurances. At any time, and from time to time, after the Closing Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

     (c) Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

     (d) Amendment. This Agreement may be amended only in writing as agreed to by all parties hereto.

     (e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested.

     (f) Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     (h) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey.

     (i) Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

     (j) Entire Agreement. This Agreement and the attached Exhibits constitute the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

     (k) Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

8.1 Disclosures

     $50,000 in cash, and 240,000 Klinair common shares shall be delivered to Corporate Services Group, LLC. (CSG) as payment for preparing, or having prepared all documents, and filing all documents necessary to be filed with the Securities Exchange Commission. CSG will pay 1/2 of all cash and share amounts mentioned herein to Bennett Grocock, Esq., for services rendered in closing this matter. No brokerage fees, commissions, or other payments except as disclosed herein shall be made, and the parties hereto each certify to the other that no such payments are owed to any third party respecting the closing of this transaction, except as stated herein.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

KETLF


By: /s/William Grafham
   ----------------------------
Name:  William Grafham
Title: Director & Chief Executive Officer


GSI


By: /s/Gunther Slaton
   ---------------------------
Name:  Gunther Slaton
Title: Gunther Slaton, for and on behalf of all The Stockholders

                                    EXHIBIT A


             STOCKHOLDER NAME
NO:             ADDRESS                                         NUMBER OF SHARES
---             -------                                         ----------------
1           Gunther Slaton                                         4,400,000
            702 Cranbury Circle
            East Brunswick, NJ 08816

2           Judith H. Von Till                                        10,500
            3,500; 2,000; 1,000; 3,500
            1012 Sunnyslope Drive
            Mountainside, NJ 07092

3           Libero Fusco 2,000; 1,000; 500                             3,000
            18 Limekiln Road
            Bloomsbury, NJ 08804

4           Carmine P. Fusco                                           1,100
            18 Limekiln Road
            Bloomsbury, NJ 08804

5           Joel Kates                                                 2,000
            169 North Main Street
            Milltown, NJ 08850

6           Peter W. Seaman                                            1,000
            10210 North Central Expressway
            Suite 400, Dallas, TX 75231

7           Douglas Lester                                             1,000
            9873 Valley Ranch Parkway
            Irving, TX 75063

8           Dr. Sebastian T. & Barbara Palmeri                        35,000
            25,000; 5,000; 5;000
            35 Whittredge Road
            Summit, NJ 07901

10          Dr. H. Jacob Saleh                                         7,000
            2,000; 5,000
            2500 Ridge Avenue,
            Evanston, IL 60201

11          Dr. Michael Birgel                                         4,000
            990 East Buckshot Circle
            Tucson, AZ 85749

12          M. Fusco                                                   2,000
            81 Springfield Avenue
            Summit, NJ 07901

14          Dr. Kenneth Cummings                                       5,000
            136 Rolling Hill Road
            Skillman, NJ 08558

15          Thomas H. Stateman                                         2,000
            1400 Renaissance Drive
            Park Ridge, IL 60068

16          George B. Martin                                           7,000
            3,000; 2,000; 2,000
            414 Isabella Street
            Wilmette, IL 60091

17          Kathleen A. Martin                                         7,000
            3,000; 2,000; 2;000
            290 East Vallette
            Elmhurst, IL 60126

18          Joan B. Martin                                            12,000
            8,000; 4,000
            1430 Chicago Avenue
            Suite 7th Floor
            Evanston, IL 60201

19          George L. Martin                                          12,000
            8,000; 4,000
            (Above)

20          Robert A. Martin                                           8,500
            2,000; 3,000; 2,000; 1,500
            810 Cuyler
            Oak Park, IL 60302

21          Joan B. Martin for Joan B. Martin Trust                    1,500
            (Note: Above Joan B. Martin)

22          George L. Martin for George L. Martin Trust                1,500
            (Note: Above Joan B. Martin)

23          Robert C. Nisenson                                        90,000
            444 Ryders Lane
            East Brunswick, NJ  08816

24          James Allen                                                1,000
            57 Stockton Road
            Kendall Park, NJ 08824

25          Paul & Nancy Agronin                                       7,000
            143 McNair Court
            Somerset, NJ 08873

26          John P. Lawlor, CPA                                        1,000
            77 Milltown Road
            East Brunswick, NJ 08816

27          A. Robert Taylor                                           3,000
            1404 Maple Avenue
            Wilmette, IL 60091

28          Guy Mullenbach, Ph.D. (Muriel)                             3,000
            1959 Pine Street
            San Francisco, CA  9410

29          Dr. A. A. Garibaldi                                       14,000
            5,000; 9;000
            18110 Dixie Highway
            Homewood, IL 60430

30          George & Agnes Martin                                      5,000
            414 Isabella Street
            Wilmette, IL 60091

31          Paul G. Martin                                             1,000
            (Above)

32          Eric B. Martin                                             1,000
            (Above)

33          Gerard Mosquera                                              300
            (Above)

34          Margaret Mosquera                                            300
            (Above)

35          Joaquin Mosquera                                             300
            (Above)

36          Jaena Garcia                                                 100
            (Above)

37          Daniel R. Ilaria                                           1,000
            106 Nightingale Court
            Old bridge, NJ 08857

38          Bernadette Ilaria 1,500; 1,000                             2,500
            106 Nightingale Court
            Old Bridge NJ 08857

39          Chew K. Ling Chan                                          1,000
            2300 Asbury Road
            Northbrook, IL 60062

40          Peter Vandergrinten                                        1,000
            5155 Falcon Chase Lane
            Atlanta, GA 30342

41          Herman Mattleman                                           1,500
            538 Cooper Street
            Camden, NJ 08102

42          George Weinroth                                            1,500
            357 Chanticleer
            Cherry Hill, NJ 08003

43          Zhifang Chen                                               1,500
            8540 W Gregory Street Apt 1N
            Chicago, IL 60656

44          Salvatore (Sal) & Joanne Gentile                             800
            40 Somerset Avenue
            Bridgewater, NJ 08807

45          Jacqueline Bishop                                          2,000
            829 Lombard
            Oak Brook, IL 60304

46          Rudolph Cane, Jr. M.D.                                    10,200
            8,000; 2,200
            4619 East White Aster Street
            Phoenix, AZ 85044

47          Joseph O'Connor                                            1,500
            30 Partridge Court
            Miller Place, NY 11764

48          Mr. Howard Burns                                           1,000
            10923 Larch Avenue
            Hagerstown, MD 21740

49          Glenn Caldwell                                             1,000
            8535 Hayshed Lane
            Columbia, MD 21045

50          Gwendolyn A. Lindsay                                       1,000
            12 Garobe Court
            Baltimore, MD 21207-6411

51          Martin Farm of Little York, Inc.                           2,500
            Hugh Martin - P.O. Box 2823
            Chicago, IL 60690

52          Taylor & Colicchio, LLP                                    1,000
            502 Carnegie Center
            Princeton, NJ 08540

53          Hunton & Williams                                          1,000
            Att: Edward Douma, Esq.
            951 East Byrd Street
            Richmond, VA 23219

54          Dr. Saible 1,000; 500                                      1,500
            133 Main Street
            South River, NJ 08882

55          Dr. Spyros Theodorakis                                     1,200
            5011 North Lincoln Ave.
            Chicago, IL 60625

56          Richard Sirus                                              1,000
            Neil Gerber & Eisenberg
            2 North LaSalle Street
            Chicago, IL 60602

57          John T. McNulty                                            1,000
            225 East Wilson
            Elmhurst, IL 60126

58          Dr. Howard B. Levy &                                       2,000
            Dr. Urmila Chaudhry-Levy Joint Tenants
            4646 North Marine Drive
            Chicago, IL 60640

59          Dr. Zita B. Yorro &                                        2,000
            Dr. Dionisio B. Yorro Joint Tenants
            with Right of Survivorship
            2625 Washington Street
            Waukegan, IL 60085

60          Robert D. Couch                                          100,000
            48 Briarcliff Road
            Montgomery, IL 60538

                                    EXHIBIT B

William Grafham has advanced KETLF approximately $23,421 and has not been reimbursed for those advances. He also is owed $250,000 on a convertible debenture accruing interest at 10% per annum. At December 31, 2002 the accrued interest on the debenture was $55,365. On April 3, 2002 the directors of KETLF extended the maturity date of the debenture to December 31, 2003 and set the conversion feature to $.20 per share post rollback. Based upon the terms of this Agreement the conversion feature would be approximately $.10 per share before the anticipated share consolidation of 1 share for 2.

The unaudited balance sheet of December 31, 2002 estimates accounts payable of $63,656. William Grafham is owed $2,455 of that amount and is included in the amounts owed to as described above. The remaining $61,200 was owed to seven individuals for services through December 31, 2002 who have received 1,224,000 restricted common shares for their services. The issuance of those shares have been included in the capital structure of KETLF described in Section 3.8 of this Agreement.

Albert Golusin C.P.A. is owed $7,500 as of March 31, 2003 for keeping corporate administrative and accounting services. He estimates that he will require an additional $7,500 through June 30, 2003 to timely prepare a draft Form 20-F or Report on Form 10KSB, whichever is appropriate, and financial statements with notes for the December 31, 2002 audit.

James C. Marshall C.P.A., P.C. is the current auditor for KETLF. Estimated audit costs for the December 31, 2002 audit are not included in accounts payable.

Payables which may exist at March 31, 2002 not disclosed in Exhibit B are not believed to exceed $20,000.